Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

Board of Directors

Liquidmetal Technologies, Inc.

We consent to the incorporation by reference of our report of Independent Registered Public Accounting Firm dated February 14, 2007 on management’s assessment of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, and our report of Independent Registered Public Accounting Firm dated February 15, 2007 and July 17, 2006  on the consolidated balance sheets as of December 31, 2006 and 2005, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity (deficiency), and cash flows for the two year period ended December 31, 2006 included in this Form 10-K, into the Company’s previously filed S-8 Registration Statement (File No. 333-101447).

/s/ Choi, Kim, Park, LLP

CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California
March 15, 2007